EXHIBIT 11

                         THE MAJESTIC STAR CASINO, LLC
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)

                                      Year Ended December 31,
                                 1998          1997          1996
                                 ----          ----          ----
Available earnings:
  Net income (loss)            $(4,473)     $(13,887)      $(8,887)
  Add interest expense          15,850        12,877         8,598
                                ------        ------         -----
Available earnings (loss)      $11,377       $(1,010)        $(289)

Fixed Charges:
  Interest expense             $15,850       $12,877        $8,598
  Capitalized interest               0         2,317           213
                                ------        ------         -----
Total Fixed Charges            $15,850       $15,194        $8,811
_____
NOTES:
(1) The ratio of earnings to fixed charges for the years ended December 31, 1998, 1997, and 1996 was less than one to one. The approximate dollar amount necessary to cover the deficiency in these periods were: 1998 -- $4,473, 1997 -- $16,204 and 1996 -- $9,099.